|	NEWS

Ford Credit Chairman and CEO Mike Bannister to Retire;
Bernard Silverstone Named as Successor, effective Jan. 1

•	Mike Bannister announces his intention to retire as executive vice president and chairman and CEO of Ford Motor Credit Company, after 39 years of service

•	Bernard Silverstone is named group vice president and chairman and CEO of Ford Motor Credit Company

DEARBORN, Mich., Oct. 22, 2012 - Ford Motor Company today announced that Mike Bannister, executive vice president and chairman and CEO of Ford Motor Credit Company, has elected to retire effective Jan. 1, 2013, after 39 years of service.

Bannister, 62, will be succeeded by Bernard Silverstone, who is being named group vice president and chairman and CEO of Ford Motor Credit Company.

Bannister is retiring after leading Ford Credit with strong, sustained profitability. A consummate car enthusiast, Bannister has strengthened Ford Credit as a strategic competitive advantage for Ford, its dealers and customers.

“Mike Bannister is an absolutely world-class business leader who knows how to bring people together to deliver outstanding results,” said Alan Mulally, Ford president and CEO. “We are so grateful for Mike's longstanding service to Ford, and we know that employees and dealers around the world will long treasure his partnership and leadership.”

Appointed Ford Credit chairman and chief executive officer in 2004, Bannister set a high standard for consistent, quality lending through all economic cycles, transformed the finance company's global business structure to improve efficiency, sharpened the focus on supporting Ford and Lincoln sales, and continually improved service to dealers and customers. Under his leadership, Ford Credit provided distributions of more than $15 billion to support Ford's business.

Before being named chairman and CEO, Bannister was president and chief operating officer of Ford Credit. He also served as president of Ford Credit International, leading the company's operations in Asia Pacific, Europe and Latin America. Before that, he was chairman of Ford Credit Europe. He joined Ford Credit in 1973.

“It has been an honor and privilege to work with a great team over the years around the world in building our outstanding auto finance organization,” Bannister said. “The company is well positioned and ready to help write the next chapter of the Ford story.”

Bannister continues to serve on the boards of directors for the Federal Reserve Bank of Chicago's Detroit Branch, the national Council for Economic Education, YMCA of Metropolitan Detroit and the Detroit Investment Fund Board, a Detroit Renaissance economic development initiative, as well as trustee of the philanthropic Community Foundation for Southeast Michigan.

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Silverstone, 56, has served at Ford Credit for 33 years and will continue Ford Credit's strategies to improve and expand its business and profitably support Ford's growth plans.

“Bernard's broad global experience and consistent delivery of profits and distributions will ensure Ford Credit's continued value to the Ford enterprise,” Bannister said. “Bernard also is deeply committed to building on our strong relationships with Ford dealers, customers and employees.”

Silverstone was named to his present position as chief operating officer of Ford Credit in January. He previously led Ford Credit's marketing and sales operations globally and the company's International Operations, which covers all Ford Credit business outside the U.S. and Canada. Before that, he served as chairman of Ford Credit Europe.

Silverstone joined Ford Credit Britain in 1979 and has held a wide variety of staff, operations and leadership positions in the North American, European and Asia Pacific regions.

“Mike is one of the most respected leaders in our business,” Silverstone said. “I am honored to continue guiding Ford Credit along the path set by Mike and our leadership team. I look forward to an even closer working relationship with Ford and supporting the company's plan toward profitable growth for all with unparalleled support for our dealers and customers.”

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 168,000 employees and about 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit http://corporate.ford.com.
About Ford Motor Credit Company
Ford Motor Credit Company LLC is a leading global automotive financial services company and a wholly owned subsidiary of Ford. It has provided dealer and customer financing to support the sale of Ford products since 1959. For more information on Ford Credit, visit www.fordcredit.com or www.lincolnafs.com.

Contact:	Jay Cooney	Brenda Hines
	313.323.0593	313.594.1099
	jcoone17@ford.com	bhines1@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1